EXHIBIT 99.1
CLAYTON WILLIAMS ENERGY, INC.

FINANCIAL GUIDANCE DISCLOSURES FOR 2015

Overview

Clayton Williams Energy, Inc. and its subsidiaries have prepared this document to provide public disclosure of certain financial and operating estimates in order to permit the preparation of models to forecast our operating results for the year ending December 31, 2015. These estimates are based on information available to us as of the date of this filing, and actual results may vary materially from these estimates. We do not undertake any obligation to update these estimates as conditions change or as additional information becomes available.

The estimates provided in this document are based on assumptions that we believe are reasonable. Until our actual results of operations for this period have been compiled and released, all of the estimates and assumptions set forth herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this document that address activities, events, outcomes and other matters that we plan, expect, intend, assume, believe, budget, predict, forecast, project, estimate or anticipate (and other similar expressions) will, should, could or may occur in the future, including such matters as production of oil and gas, product prices, oil and gas reserves, drilling and completion results, capital expenditures, operating costs and other such matters, are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the volatility of oil and gas prices; the unpredictable nature of our exploratory drilling results; the reliance upon estimates of proved reserves; operating hazards and uninsured risks; competition; government regulation; and other factors referenced in filings made by us with the Securities and Exchange Commission.

As a matter of policy, we generally do not attempt to provide guidance on:

(a)	production which may be obtained through future exploratory drilling;

(b)	dry hole and abandonment costs that may result from future exploratory drilling;

(c)
the effects of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” superseded by topic 815-10 of the Financial Accounting Standards Board Accounting Standards Codification;

(d)	gains or losses from sales of property and equipment unless the sale has been consummated prior to the filing of financial guidance;

(e)	capital expenditures related to completion activities on exploratory wells or acquisitions of proved properties until the expenditures are estimable and likely to occur; and

(f)	revenues and operating expenses related to Drilling Rig or Midstream Services.

The accompanying guidance does not include any divestitures, joint venture arrangements or similar structures that have not been consummated.

Recent Developments

The recent downturn in oil markets has caused a significant reduction in our operating margins and the impact has been especially negative since we entered 2015 with no commodity hedges in place. Lower operating margins offer us little incentive to accelerate oil production by continuing with non-essential drilling operations. As a result, we have suspended drilling operations in both of our core resource plays until the combination of higher oil prices and lower drilling and completion costs provides us with an acceptable profit margin. Currently, we plan to reduce capital spending during fiscal 2015 to $107.4 million compared to $404.3 million in fiscal 2014. We are also taking steps to lower our operating costs and to enact meaningful cost-cutting measures to reduce our general and administrative expenses.

Although reducing drilling activity during an adverse economic climate is a prudent and necessary action in order to preserve liquidity and limit increases in indebtedness, that action has a negative impact on production and cash flow from operations. Based on our current plans for 2015 spending, our combined oil and gas production will decline in 2015 as compared to 2014. In addition, if product prices remain depressed during 2015, our ratio of total indebtedness to EBITDA (as defined in the credit facility) was expected to exceed the maximum ratio permitted under the credit facility. As a result, we requested and received an amendment to the credit facility to suspend that financial covenant through the second quarter of 2016.

Summary of Estimates

The following table sets forth certain estimates being used to model our anticipated results of operations for the fiscal year ending December 31, 2015. Each range of values provided represents the expected low and high estimates for such financial or operating factor.

Estimated Ranges
Fiscal Year Ending
December 31, 2015
(Dollars in thousands, except per unit data)
Average Daily Production:
Oil (Bbls)	10,100 to 10,500
Gas (Mcf)	15,800 to 16,200
Natural gas liquids (Bbls)	1,400 to 1,500
Total oil equivalents (BOE)	14,133 to 14,700

Price Differentials to NYMEX:
Oil	90% to 95%
Gas	90% to 100%
Natural gas liquids (based on oil)	30% to 40%

Other Costs and Expenses:
Production expenses:
Direct costs ($/BOE)	$14.00 to 15.00
Production taxes (% of sales)	5% to 6%

General and Administrative:
Excluding non-cash compensation	$22,000 to 26,000
Non-cash compensation	$2,000 to 4,000

DD&A:
Oil and gas ($/BOE)	$24.00 to 26.00
Other	$10,000 to 14,000

Exploration costs:
Abandonments and impairments	$4,000 to 8,000
Seismic and other	$500 to 1,500

Interest expense (cash rates):
$600 million Senior Notes due 2019	7.75%
Bank credit facility	LIBOR plus (175 to 275 bps)

Effective Federal and State Income
Tax Rate:
Current	0%
Deferred	33% to 37%

Estimated average daily production as shown in the above table is based on our current plans to suspend drilling operations in our core development areas in 2015, except for two continuous development wells in the Delaware Basin. Although we cannot predict when, if at all, that we will resume drilling operations, we have updated our current model well economics for both of our core areas based on reductions in drilling and completion costs and operating costs that we believe are achievable due to industry-wide declines in rig counts and the related demand for field services.

The following table sets forth certain information regarding our model well economics assuming NYMEX product prices of $60 per barrel of oil and $3 per MMBtu of natural gas.

	Eagle Ford	Wolfcamp

Gross estimated ultimate reserves (EUR) (MBOE)	266	589
Drilling and completion costs (In thousands)	$4,000	$7,000
Undiscounted payout (In years)	2.5	3.5
Estimated first year gross production (MBOE)	66	119
ROI	31%	23%
Company estimated WI/NRI %	100% / 75%	75% / 56.25%

Capital Expenditures

The following table sets forth, by area, our planned capital expenditures for the year ending December 31, 2015.

	Planned
	Expenditures	2015
	Year Ending	Percentage
	December 31, 2015	of Total
	(In thousands)
Drilling and Completion:
Permian Basin Area:
Delaware Basin	$34,200	32%
Other	11,900	11%
Austin Chalk/Eagle Ford Shale	26,400	25%
Other	4,900	4%
	77,400	72%
Leasing and seismic	30,000	28%
Exploration and development	$107,400	100%

We currently plan to spend approximately $107.4 million on exploration and development activities primarily to complete wells in progress at December 2014 and to drill two continuous development wells in the Delaware Basin during fiscal 2015. Our actual expenditures during 2015 may vary significantly from these estimates since our plans for exploration and development activities may change during the year. Factors, such as changes in operating margins and the availability of capital resources could increase our actual expenditures during the remainder of fiscal 2015.

Accounting for Derivatives

The following summarizes information concerning our net positions in open commodity derivatives, all of which were entered into in February 2015, applicable to periods subsequent to December 31, 2014. The settlement prices of commodity derivatives are based on NYMEX future prices.

Swaps:

	Oil
	Bbls	Price
Production Period:
2nd Quarter 2015	448,000	$55.65
3rd Quarter 2015	697,000	$55.65
4th Quarter 2015	592,000	$55.65
	1,737,000

We did not designate any of the derivatives shown in the preceding table as cash flow hedges; therefore, all changes in the fair value of these contracts prior to maturity, plus any realized gains or losses at maturity, will be recorded as other income (expense) in our statement of operations and comprehensive income (loss).

Volumetric production payment

In March 2012, we entered into a volumetric production payment (“VPP”) with a third party. Under the terms of the VPP, we conveyed a term overriding royalty interest covering approximately 725,000 barrels of oil equivalents (“BOE”) of estimated future oil and gas production from certain properties related to production months from March 2012 through December 2019. The scheduled remaining volumes for production months from January 2015 through December 2019 are shown below.

	Oil	Gas
	Bbls	Mcf
Production Period:
2015	88,954	60,218
2016	64,808	112,928
2017	56,785	96,792
2018	49,455	84,734
2019	43,820	72,874
	303,822	427,546